EXHIBIT 99.1

Spark Networks SE Reports Preliminary Second Quarter 2021 Financial Results

•Spark recorded revenue of $55.3 million for the Second Quarter 2021
•Monthly Average Revenue Per User, or Monthly ARPU, increased to $20.96
•Spark poised to build on Social Discovery services in Second Half 2021

BERLIN, August 16, 2021 -- Spark Networks SE (NYSE American: LOV), owner and operator of a portfolio of brands, including but not limited to Zoosk, Christian Mingle, Silver Singles, Elite Singles and Jdate, with a focus on the 40+ demographic seeking meaningful relationships, today reported Second Quarter 2021 financial results.

Second Quarter 2021 Financial Results
•Revenue for the second quarter of 2021 was $55.3 million, a decrease of $1.2 million compared to $56.5 million in the second quarter of 2020. The decrease in Revenue was attributable to the 3.0% decrease in the number of average paying subscribers.
•Net Loss was $50.4 million in the second quarter of 2021. Net loss was impacted by a non-cash impairment charge based on the re-valuation of company intangibles and goodwill. Net Loss per share for trailing twelve months was $(39.20)
•Adjusted EBITDA(1) was $8.3 million in the second quarter of 2021, a decrease of $1.8 million compared to $10.1 million in the second quarter of 2020.
•The Company ended the quarter with $11.1 million in cash and $87.2 million in debt.

"During the Second Quarter 2021, we entered the social discovery space with the launch of our livestreaming service, Zoosk Live!, enhanced dater’s experiences through new aesthetics and improved security to our core brands, and more accessible pricing for Zoosk users” said Eric Eichmann, CEO of Spark Networks. “We are currently working on partnerships to bring new exciting features to our properties this year. While our expectations for topline growth have been a bit delayed, we've continued to reduce the Zoosk's decline to its lowest levels since acquiring it and we remain on a strong path to growth and are excited about our long-term prospects.”
David Clark, newly appointed Chief Financial Officer of Spark Networks stated, “While the turnaround of Zoosk has been delayed, we are seeing double-digit growth in our core brands. We have revised our previous guidance to reflect these delays. We continued deleveraging our balance sheet, reducing debt by approximately $12 million since the beginning of the year. Going forward, we will evaluate capital structure alternatives to strengthen the balance sheet.”

Key Performance Indicators
•Average Paying Subscribers(2) decreased by 26,798, or 3.0%, to 878,618 in the second quarter of 2021, compared to 905,416 in the same period of 2020.
•Monthly Average Revenue Per User(3), or Monthly ARPU, increased to $20.96 in the second quarter of 2021, compared to $20.81 in the same period of 2020.

Financial Outlook
•Spark currently expects full year 2021 revenue to be in the range of $219 million to $223 million and its full year 2021 Adjusted EBITDA range to be between $27 million to $30 million, due to certain delays in product improvement primarily on the Zoosk platform.

Investor Conference Call
Spark Networks will discuss its financial results during a live teleconference today at 4:30 p.m. Eastern time.

Toll-Free (United States): 1-877-300-8521
Toll-Free (Germany): 0-800-589-5393
International: 1-412-317-6026

In addition, Spark Networks will host a webcast of the call which will be accessible in the Investor Relations section of the Company’s website at https://investor.spark.net/investor-relations/home

A replay will begin approximately three hours after completion of the call and run until August 31, 2021.

Replay
Toll-Free (United States): 1-844-512-2921
International: 1-412-317-6671
Passcode: 10159321

Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, statements involving known and unknown risks, uncertainties, and other factors that may cause Spark Networks' performance or achievements to be materially different from those of any expected future results, performance, or achievements. These statements include statements regarding Spark Networks being posed to build on Social Discovery services in the second half of 2021, Spark Networks’ work on partnerships to bring new exciting features to its properties this year, Spark Networks remaining on a strong path to growth and its excitement about its long-term prospects, Spark Networks’ evaluation of capital structure alternatives to strengthen the balance sheet going forward, and Spark Networks' financial outlook for full year 2021 revenue and full year 2021 Adjusted EBITDA.

Any statements in this press release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” and variations thereof, or the use of future tense, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the risk that the benefits from the acquisition of Zoosk, Inc. may not be fully realized or may take longer to realize than expected; risks related to the degree of competition in the markets in which Spark Networks operates; risks related to the ability of Spark Networks to retain and hire key personnel, operating results and business generally; the timing and market acceptance of new products introduced by Spark Networks' competitors; Spark Networks' ability to identify potential acquisitions; Spark Networks' ability to comply with new and evolving regulations relating to data protection and data privacy; general competition and price measures in the market place; risks related to the duration and severity of COVID-19 and its impact on Spark Networks' business; and general economic conditions. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” in Spark Networks’ Annual Report on Form 10-K for the year ended December 31, 2020 and in other sections of Spark Networks' filings with the Securities and Exchange Commission (“SEC”), and in Spark Networks' other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement except as required by law.

About Spark Networks SE:
Spark Networks SE is a leading global dating company, listed on the New York Stock Exchange American under the ticker symbol “LOV,” with headquarters in Berlin, Germany, and offices in New York and Utah. The Company’s widening portfolio of premium and freemium dating apps include Zoosk, EliteSingles, SilverSingles, Christian Mingle, Jdate, and JSwipe, among others. Spark Networks SE in its current form is the result of the merger between Affinitas GmbH and Spark Networks, Inc. in 2017 and the addition of Zoosk, Inc. in 2019. Spark has approximately one million monthly paying subscribers globally.

For More Information
Investors:
Christopher Camarra
Vice President of Investor Relations
christopher.camarra@spark.net

1 Adjusted EBITDA is one of the primary metrics by which we evaluate the performance of our business, budget, forecast and compensate management. We believe this measure provides management and investors with a consistent view, period to period, of the core earnings generated from the ongoing operations and excludes the impact of items that we do not consider representative of our ongoing performance. This includes: depreciation and amortization, share-based compensation, asset impairments, gains or losses on foreign currency transactions and net interest expense, acquisition related costs and other costs. Adjusted EBITDA has inherent limitations in evaluating the performance of the Company, including, but not limited to the following:

•Adjusted EBITDA does not reflect the cash capital expenditures during the measurement period;
•Adjusted EBITDA does not reflect any changes in working capital requirements during the measurement period;
•Adjusted EBITDA does not reflect the cash tax payments during the measurement period;
•Adjusted EBITDA may be calculated differently by other companies in our industry, thus limiting its value as a comparative measure;

Because of these limitations, Adjusted EBITDA should be considered in addition to other financial performance measures, including net income and our other U.S. GAAP results. A reconciliation of the Adjusted EBITDA for the three and six months ended June 30, 2021 and 2020 can be found in the table below.

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, share-based compensation, impairment of intangible assets and goodwill, and acquisition or other costs.

Statements regarding our expectations as to the full year 2021 Adjusted EBITDA do not include certain charges and costs. The adjustments to EBITDA in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, including (i) items such as share-based compensation, asset impairments, gains or losses on foreign currency transactions and interest expense, and (ii) items related to acquisitions or other costs that are non-recurring, infrequent, or unusual in nature including transaction and advisory fees, merger integration costs, other employee payments, and severance. The exclusion of these charges and costs in future periods will have a significant impact on our Adjusted EBITDA. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs.

2 Paying subscribers are defined as individuals who have paid a monthly fee for access to premium services, which include, among others, unlimited communication with other registered users, access to user profile pictures and enhanced search functionality. Average paying subscribers for each month are calculated as the sum of the paying subscribers at the beginning and the end of the month, divided by two. Average paying subscribers for periods longer than one month are calculated as the sum of the average paying subscribers for each month, divided by the number of months in such period.

3 Monthly Average Revenue Per User, or Monthly ARPU, represents the total net subscriber revenue for the period divided by the number of average paying subscribers for the period, divided by the number of months in the period.

Spark Networks SE
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)
	Preliminary June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$11,054	$19,267
Accounts receivable, net	9,340	5,507
Goodwill and Intangible Assets	180,155	215,581
Other assets	24,348	50,088
Total assets	$224,897	$290,443
Liabilities and Shareholders' Equity
Current portion of long-term debt	$12,600	$19,037
Accounts payable	12,450	11,127
Deferred revenue	39,597	38,304
Accrued expenses and other current liabilities	26,600	28,429
Long-term debt, net of current portion	74,600	80,109
Other liabilities	18,272	18,534
Total liabilities	184,119	195,540
Total shareholders' equity	40,778	94,903
Total liabilities and shareholders' equity	$224,897	$290,443

Spark Networks SE
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Preliminary		Preliminary
	2021	2020	2021	2020
Revenue	$55,253	$56,527	$111,632	$114,184
Operating costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	32,881	33,223	69,799	69,764
Other operating expenses	49,224	17,984	67,665	35,788
Total operating costs and expenses	82,105	51,207	137,464	105,552
Operating (loss) income	(26,852)	5,320	(25,832)	8,632
Other expense, net	(3,220)	(2,440)	(8,404)	(6,819)
(Loss) income before income taxes	(30,072)	2,880	(34,236)	1,813
Income tax expense	(20,339)	(2,046)	(22,679)	(3,141)
Net (loss) income	$(50,411)	$834	$(56,915)	$(1,328)

Reconciliation of Net (loss) income to Adjusted EBITDA:
	Three Months Ended June 30,		Six Months Ended June 30,
	Preliminary		Preliminary
(in thousands)	2021	2020	2021	2020
Net (loss) income	$(50,411)	$834	$(56,915)	$(1,328)
Net interest expense	3,802	3,386	7,242	6,812
(Gain) loss on foreign currency transactions	(584)	(746)	1,144	207
Income tax expense	20,339	2,046	22,679	3,141
Depreciation and amortization	2,298	2,332	4,588	4,653
Impairment of intangible assets and goodwill	32,002	—	32,002	—
Stock-based compensation expense	580	1,434	1,616	2,344
Acquisition related costs(1)	—	673	—	1,464
Other costs(2)	292	149	764	277
Adjusted EBITDA	$8,318	$10,108	$13,120	$17,570

(1) Acquisition related costs primarily consist of transaction costs, including legal, consulting, advisory fees, and severance and retention costs.
(2) Includes primarily consulting and advisory fees related to special projects, as well as post-merger integration activities and long-term debt transaction and advisory fees.

Spark Networks SE
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	Preliminary
	2021	2020
Net loss	$(56,915)	$(1,328)
Adjustments to reconcile net loss to cash provided by operating activities:
Non-cash items	65,567	12,716
Change in operating assets and liabilities	(4,003)	(4,181)
Net cash provided by operating activities	4,649	7,207
Capital expenditures	(661)	(1,438)
Acquisitions of businesses, net of cash acquired	—	(513)
Net cash used in investing activities	(661)	(1,951)

Net cash used in financing activities	(13,610)	(9,319)
Effects of exchange rate fluctuations on cash	(295)	(2)
Net decrease in cash and cash equivalents and restricted cash	(9,917)	(4,065)

Cash and cash equivalents and restricted cash at beginning of period	21,117	17,457
Cash and cash equivalents and restricted cash at end of period	$11,200	$13,392